EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS THIRD-QUARTER 2007 RESULTS

Operating Expense Declines 33% from Prior Year

PORTLAND, OR, October 31, 2007 — Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free injection therapy (NFIT) systems, today announced financial results for the third quarter of 2007.

For the third quarter of 2007, Bioject reported revenues of $1.8 million, compared to $3.0 million reported in the comparable year ago quarter. Third-quarter product sales were $1.7 million compared to $2.5 million in the third quarter of the prior year.  The reduction in sales in the third quarter was largely due to a decrease in sales and licensing fees related to the timing of signing additional development deals.  Operating expenses for the quarter were $2.7 million compared to $4.0 million in the comparable 2006 third quarter, a 33% decrease from the year ago period.  The Company reported a third quarter operating loss of $890,000 compared to an operating loss of $1.0 million in the prior year period, despite having revenues $1.2 million lower than in the prior period.  The Company reported a third quarter net loss allocable to common shareholders of $725,000, compared to net loss allocable to common shareholders of $557,000 in the comparable year ago quarter.  At September 30, 2007, the Company reported cash, cash equivalents and marketable securities of $2.1 million.

Basic and diluted net loss per common share for the third quarter of 2007 were $0.05 per share on 15.1 million weighted average shares outstanding, compared to a net loss of $0.04 per share on 14.3 million weighted average shares outstanding for the same period last year.

For the nine months ended September 30, 2007, Bioject reported a net loss allocable to common shareholders of $4.0 million on revenues of $6.7 million.  This compares to a net loss allocable to common shareholders of $6.2 million on revenues of $7.5 million for the same period last year.

Basic and diluted net loss per share for the nine months ended September 30, 2007 were $0.27 per share on 15.0 million weighted average shares outstanding compared to a net loss of $0.43 per share on 14.2 million weighted average shares outstanding for the comparable period last year.

“We are pleased that our operating expenses have declined for the third quarter and year-to-date 2007 as compared to 2006.  For the quarter, operating expenses declined by $1.3 million, or 33%, as compared to the same quarter last year.  Year-to-date, our operating expenses declined 26% over the prior year,” said Ralph Makar, Bioject’s President and CEO. “We continue to focus on expanding agreements with our current partners and moving our existing projects forward to key milestones.  We are in the latter stages of on-going discussions with PATH, our undisclosed

European Biotech partner and others, and we remain confident that these programs will come to closure in the best interest of our shareholders.  Due to the timing of closure with existing and new opportunities, we are also pursuing alternative sources of funding.”

“We are excited about our new supply agreement with Merck Serono for the delivery of the cool.click® and Serojet® spring-powered device for use with Merck Serono’s recombinant human growth hormone,” said Mr. Makar.   “In addition, over the last 30 days, we have been in active discussions with respect to potential new business opportunities with past partners, and have also initiated dialogue with a number of potential new partners.  The entire team at Bioject is energized and excited to take Bioject to the next level, as the Company has a great platform that has not been fully leveraged.”

The Company will conduct a conference call to discuss third-quarter results on Thursday, November 1, 2007 at 10:00 a.m. Eastern Daylight Time.  The conference call information can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS).  NFITS provide an empowering technology and works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding possible future agreements with potential partners including Path and the Company’s undisclosed European Biotech partner and securing additional financing. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products including cool.click®,  SeroJet®,  Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that it may not be able to secure financing on acceptable terms if at all. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information on Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Net sales of products	$1,714	$2,491	$5,301	$5,871
License and technology fees	83	513	1,377	1,586
	1,797	3,004	6,678	7,457
Operating expenses:
Manufacturing	1,556	2,150	4,787	6,090
Research and development	678	1,053	2,430	3,430
Selling, general and administrative	453	821	2,384	3,458
Total operating expenses	2,687	4,024	9,601	12,978
Operating loss	(890)	(1,020)	(2,923)	(5,521)

Interest income	28	41	93	119
Interest expense	(175)	(213)	(472)	(1,691)
Change in fair value of derivative liabilities	414	729	(414)	1,163
Loss from operations before preferred stock dividend and beneficial conversion	(623)	(463)	(3,716)	(5,930)
Preferred stock dividend	(102)	(94)	(292)	(132)
Beneficial conversion on issuance of preferred stock	—	—	—	(109)
Net loss allocable to common shareholders	$(725)	$(557)	$(4,008)	$(6,171)
Basic and diluted net loss per common share	$(0.05)	$(0.04)	$(0.27)	$(0.43)
Shares used in per share calculations	15,149,821	14,341,359	14,962,750	14,215,967

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data  (Unaudited)

(In thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$611	$1,978
Marketable securities	1,450	1,675
Accounts receivable	859	1,324
Inventories	636	1,058
Other	179	320
	3,735	6,355

Property and equipment, net	2,430	2,984
Goodwill	94	94
Other assets, net	1,278	1,191

Total assets	$7,537	$10,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$1,535	$839
Current portion of long-term debt	250	333
Accounts payable and accrued liabilities	1,508	1,844
Derivative liabilities	1,196	782
Deferred revenue	304	1,167
	4,793	4,965
Long term liabilities:
Long-term debt	—	167
Deferred revenue	5	52
Other long-term liabilities	324	358

Shareholders’ equity:
Preferred stock	7,094	6,801
Common stock	112,701	111,653
Accumulated deficit	(117,380)	(113,372)
	2,415	5,082

Total liabilities and shareholders’ equity	$7,537	$10,624

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